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                                                                                                                     Exhibit 12.1


                                              CORT BUSINESS SERVICES CORPORATION
                                                 RATIO OF EARNINGS TO COMBINED
                                    FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                    YEAR ENDED DECEMBER 31,                         YEAR ENDED DECEMBER 31, 1998

                                       ----------------------------------------------------        ------------------------------
                                          1994           1995            1996          1997           HISTORICAL      PRO FORMA


Pre-tax income from
 continuing operations                 $ 6,368        $10,804         $27,197       $37,934         $44,810         $17,862

Fixed charges:
 Interest expense                       16,246         15,917           8,251         8,374           7,837          33,785
 Rent expense interest
  factor                                 3,097          3,059           4,048         5,321           6,433           6,433

Preferred Stock
 Dividend
 Requirements                               --             --              --            --              --          30,713

Earnings as adjusted                    25,711         29,780          39,496        51,629          59,080          58,080
Fixed charges from
 above                                  19,343         18,976          12,299        13,695          14,270          70,931

Ratio of earnings to
 combined fixed
 charges and preferred
 stock dividend
 requirements                             1.33           1.57            3.21          3.77            4.14              --

Fixed charges and
 preferred stock
 dividend
 requirements exceed
 earnings by                                --             --              --            --              --         $12,851

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                                   THREE MONTHS ENDED MARCH 31, 1998    THREE MONTHS ENDED MARCH 31, 1999
                                   ---------------------------------    ---------------------------------
                                               HISTORICAL                 HISTORICAL          PRO FORMA
Pre-tax income from
 continuing operations                          $10,608                    $11,933             $ 4,769

Fixed charges:
 Interest expense                                 1,967                      1,421               8,335
 Rent expense interest
  factor                                          1,514                      1,831               1,831

Preferred Stock
 Dividend
 Requirements                                        --                         --               8,010

Earnings as adjusted                             14,089                     15,185              14,935
Fixed charges from
 above                                            3,481                      3,252              18,176

Ratio of earnings to
 combined fixed
 charges and preferred
 stock dividend
 requirements                                      4.05                       4.67                   --

Fixed charges and
 preferred stock
 dividend
 requirements exceed
 earnings by                                                                                    $ 3,241
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